UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2004

Analog Devices, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-7819	04-2348234

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA		02062

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 329-4700

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     The Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) has approved the terms of a bonus plan for fiscal year 2005 (the “Bonus Plan”). The Bonus Plan is substantially the same as the bonus plan in effect for fiscal year 2004. The Bonus Plan is based on the Company’s operating profit before taxes as a percentage of the Company’s sales for each fiscal quarter. This percentage is used to calculate “The Bonus Payout Factor”. The Bonus Payout Factor may not exceed three for any given bonus period. An eligible employee’s potential gross payment under the Bonus Plan is the result obtained by multiplying the Bonus Payout Factor by the employee’s eligible earnings by the employee’s individual bonus target percentage. The bonus target percentage (which represents a percentage of an individual’s eligible earnings) used in the bonus calculation varies by job level.

     Distributions, if any, under the Bonus Plan will be calculated at the end of each fiscal quarter and paid out in approximately June 2005 and December 2005 based on local payroll cycles.

     Most of the Company’s employees (other than sales staff on commission plans) are eligible to participate in the Bonus Plan if they are actively employed, and in good standing, during the applicable bonus period and remain employed through their last regularly scheduled work day of the bonus period. New employees are eligible to participate in the Bonus Plan during their first full fiscal quarter of employment with the Company.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On December 7, 2004, the Board of Directors of the Company voted to amend and restate the Bylaws of the Company primarily to reflect various provisions of the Massachusetts Business Corporation Act, Chapter 156D, which became effective on July 1, 2004.

     The amended and restated bylaws were effective immediately. The full text of the amended and restated bylaws is attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

     See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALOG DEVICES, INC.
Date: December 13, 2004	By:	/s/ Joseph E. McDonough
Joseph E. McDonough
Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Analog Devices, Inc.